UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2016

Mast Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-32157	84-1318182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 500, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 552-0866

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 26, 2016, Mast Therapeutics, Inc. (“Mast” or the “Company”) issued a press release providing an update regarding its business plans and strategy.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Risks Related to Our Common Stock

If Mast is unable to maintain compliance with NYSE MKT continued listing standards and policies, the NYSE MKT may commence proceedings to delist its common stock, and in some cases, determine to suspend trading in its common stock immediately without an opportunity to propose a plan that could enable the Company to regain compliance, which would likely cause the liquidity and market price of its common stock to decline and you could lose your investment.

Mast’s common stock currently is listed on the NYSE MKT (“NYSE MKT” or the “Exchange”). The NYSE MKT retains substantial discretion to, at any time and without notice, suspend dealings in or remove from any security from listing. The NYSE MKT has adopted continued listing standards related to an issuer’s financial condition, operating results, disposal of assets, reduction in operations, compliance with listing agreements and SEC requirements, and the extent of public distribution and market value of the issuer’s listed security, and the Exchange will consider suspending dealings in, or delisting, securities of an issuer that does not meet those standards.  For example, the NYSE MKT will consider suspending dealings in, or delisting, securities of an issuer that has stockholders’ equity of less than $6 million if that issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years.  Mast has had a loss from operations and net loss in each of its five most recent fiscal years and expects to incur a loss from operations and net loss for 2016.  As of June 30, 2016, the Mast’s stockholders’ equity was $16.4 million.  However, if the Company’s stockholders’ equity falls below $6 million, the Exchange may determine that the Company is no longer suitable for listing and may commence delisting proceedings pursuant Section 1003(a)(iii) of the NYSE MKT Company Guide.

The NYSE MKT will also normally consider suspending dealings in, or removing from the list, a common stock selling for a substantial period of time at a low price per share if the issuer fails to effect a reverse split of the stock within a reasonable time after being notified that the Exchange deems such action to be appropriate under the circumstances.  The Company understands NYSE MKT policy to be that, if the 30-day average closing price of an issuer’s common stock is less than $0.20 per share, the Exchange will alert the issuer to the fact that it may have a low selling price deficiency if, in six months, the 30-day average closing price of the issuer’s common stock is still, or again, less than $0.20 per share.  If, in six months, the 30-day average closing price of the issuer’s common stock is in fact less than $0.20 per share, the issuer should expect to receive a deficiency letter from the Exchange notifying the issuer that it is below the continued listing criteria set forth in Section 1003(f)(v) of the NYSE MKT Company Guide and the issuer would have to submit a plan to the Exchange to regain compliance with its listing standards, have that plan accepted by the Exchange, and subsequently perform against that plan, otherwise the Exchange would commence delisting proceedings.  The market price for Mast’s common stock historically has been highly volatile, and the Company expects it will continue to be highly volatile in the foreseeable future.  If the 30-day average closing price of Mast’s common stock falls below $0.20 per share, the Company may, in six months from that time, be considered by the Exchange to be out of compliance with Section 1003(f)(v) of the NYSE MKT Company Guide and the Exchange may require the Company to effect a reverse split of its common stock within a reasonable time to regain compliance or otherwise commence delisting proceedings.

In addition, the Company recently was made aware of a NYSE MKT policy that, if an issuer’s common stock trades below $0.06 per share, the staff of the Exchange will determine that issuer’s stock is no longer suitable for listing on the NYSE MKT and will halt trading in and commence proceedings to delist that stock from the Exchange immediately.  The issuer may appeal the delisting, but the issuer’s stock will continue to be suspended from trading on the Exchange during the appeal process and the appeal may be unsuccessful.

There is no assurance that Mast will be able to maintain compliance with NYSE MKT continued listing standards and/or policies. The delisting of the Company’s common stock from the NYSE MKT likely would reduce the trading volume and liquidity in its common stock, may lead to decreases in the trading price of its common stock, and may also materially impair its stockholders’ ability to buy and sell shares. In addition, the delisting of Mast’s common stock could significantly impair its ability to raise additional capital, which may be necessary for the Company to execute its business strategy.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index immediately following the signature page of this report.

By filing this report, including the information contained in Exhibit 99.1 attached hereto, the Company makes no admission as to the materiality of any information in this report. The information contained in this report and in Exhibit 99.1 hereto is summary information that is intended to be considered in the context of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K filed on March 14, 2016, Quarterly Report on Form 10-Q filed on August 9, 2016, and other public announcements that the Company makes, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as it believes is appropriate. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases, or through other public disclosure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mast Therapeutics, Inc.

Date: September 26, 2016	By:	/s/ Brandi L. Roberts
Brandi L. Roberts
Chief Financial Officer and Senior Vice President

Exhibit Index

Exhibit Number	Description

99.1	Press release, dated September 26, 2016

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